EXHIBIT 10.3

NONQUALIFIED STOCK OPTION AGREEMENT
(Optionee: James E. Rogers
                         Grant Date)

THIS AGREEMENT is made as of the Grant Date specified above (the “Grant Date”), between Duke Energy Corporation, a Delaware corporation (the “Corporation”), and the Optionee specified above (the “Optionee”).

RECITALS

The Corporation has entered into an employment agreement with the Grantee dated                               (the “Employment Agreement”), pursuant to which it has agreed to make certain equity-based awards to the Grantee, including the award memorialized by this Agreement (the “Award”).  The Award is made pursuant to the Duke Energy Corporation 2006 Long-Term Incentive Plan, as it may, from time to time, be further amended (the “Plan”).  The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

Section 1.  Grant and Designation of Option.  Pursuant to the provisions of the Employment Agreement, the Corporation hereby grants to the Optionee, subject to the terms and conditions of the Plan, the Employment Agreement and this Agreement, the right and option to purchase from the Corporation the aggregate number of                  shares of common stock of the Company (“Common Stock”) at a per share price of                  (the “Option Price”), all subject to adjustment as provided in Section 3.2 of the Plan (collectively, the “Option”). The Option is not an incentive stock option within the meaning of Section 422 of the Code. This Agreement shall constitute an “Award Agreement” under the Plan.

Section 2.  Term of Option and Vesting.  Subject to earlier forfeiture, termination, acceleration or cancellation of the Option as provided in this Agreement, the term of the Option shall be for a period of ten (10) years from the Grant Date.  Subject to the provisions of this Agreement, the Option shall vest at such times and as to such number of shares as determined on the basis of the following schedule:

Number of Shares	Upon Optionee remaining continuously employed with the Corporation and Subsidiaries from the Grant Date through

Section 3.  Method of Exercise.  To the extent that the right to purchase shares has become vested, the Option, or any part thereof, may be exercised by giving signed, written notice of exercise to the Corporation (the “Exercise Notice”) specifying the number of shares to be purchased, subject to Section 7.  The date of exercise shall be the date the properly completed Exercise Notice is delivered to the Corporation.  The Exercise Notice shall be accompanied by payment of the aggregate Option Price for the shares to be purchased, in the following manner:

(a)           in U.S. dollars by personal check, bank draft or money order payable to the order of the Corporation, or by wire transfer or direct account debit; or

(b)           by delivery of shares of Common Stock or other securities of the Corporation with a Fair Market Value on the date of exercise at least equal to the Option Price for the shares being purchased; or

(c)           by combination of the methods described in paragraphs (a) and (b) above.

For purposes of paragraph (a) above, if, and in such manner, as the Optionee is permitted by the Corporation’s Executive Compensation and Benefits Department, and which is not contrary to federal or state securities or other laws, rules and regulations, the Optionee may provide for the payment of the aggregate Option Price for the shares to be purchased by delivering a properly executed Exercise Notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of such aggregate Option Price.  The Corporation, acting through its Executive Compensation and Benefits Department, may comply with applicable law or internal procedures by restricting the manner by which the Optionee may pay the Option Price or permitting an alternate method therefore.

Subject to Section 4 and the other applicable provisions of this Agreement and the Plan, in the event of the exercise of the Option, the Corporation shall deliver to the Optionee or, if applicable, to a broker designated by the Optionee, a certificate representing the shares of Common Stock purchased as a result of the exercise.

Section 4.  Tax Withholding.  Shares of Common Stock shall not be issued upon the exercise of the Option unless all federal, state and other governmental withholding tax requirements arising from such exercise have been satisfied by the Optionee or provision therefor has been made to the satisfaction of the Executive Compensation and Benefits Department.  The number of shares of Common Stock that would otherwise be deliverable upon exercise of the Option shall be reduced by the Committee, or its delegatee, to fully satisfy any tax withholding requirements, unless the Committee, or its delegatee, in its discretion permits Optionee to satisfy such tax obligation by other payment to the Corporation.

Section 5.  Nonalienation.  The Option granted hereunder is not assignable or transferable by the Optionee otherwise than by will or the laws of descent and distribution, and is exercisable, during the Optionee’s lifetime, only by the Optionee.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon, or other voluntary or involuntary attempted alienation of, the Option, or any right or privilege conferred hereby, the Option and the right and privilege conferred hereby shall immediately become null and void.  Notwithstanding the foregoing provisions of this Section 5, in accordance with Section 6.5 of the Plan, the Optionee may, with the advance approval of the Committee, transfer or assign some or all of the Option granted hereunder to members of the Optionee’s immediate family (as determined by the Committee) or to trusts, partnerships or corporations whose beneficiaries, members or owners are members of the Optionee’s immediate family. Any such transfer or assignment shall be subject to the terms and conditions specified by the Committee as described in an Option Transfer Agreement to be executed by the Corporation, the Optionee and the assignee or transferee.  Except to the extent provided in Sections 3 or 4 above or the foregoing provisions of this Section 5, in no event may shares of Common Stock subject to the Option be sold, transferred, exchanged, assigned, pledged, hypothecated, alienated or otherwise encumbered until January 1, 2014 or, if earlier, the termination of the Optionee’s continuous employment by the Corporation (including its Subsidiaries).

Section 6.  Rights as a Stockholder.  The Optionee shall have no rights as a stockholder with respect to any shares of Common Stock subject to the Option prior to the date of issuance to Optionee of a certificate or certificates for such shares.

Section 7.  Effect of Termination of Employment.  The Option shall be subject to the following provisions in the case of the cessation of the Optionee’s employment during the term of the Option:

(a)           In the event that the Optionee’s continuous employment by the Corporation (including Subsidiaries) terminates by reason of death or disability (meaning any physical or mental illness or injury that precludes the Optionee from performing any job for which he is qualified and able to perform based upon his education, training or experience), subject to the timely execution and non-revocation of a release of claims as described in the Employment Agreement, any portion of the Option that is then unvested shall vest immediately.

(b)           In the event that the Optionee’s continuous employment by the Corporation (including Subsidiaries) terminates as a result of termination of such employment (i) by the Corporation without “Cause” (as defined in the Employment Agreement) or (ii) by the Grantee with “Good Reason” (as defined in the Employment Agreement) or (iii) by reason of retirement of the Grantee with approval of the Board, subject to the timely execution and non-revocation of a release of claims as described in the Employment Agreement, any portion of the Option that is then unvested shall continue to vest as if the Optionee’s employment had not been terminated.

(c)           In the event that the Optionee’s continuous employment by the Corporation (including Subsidiaries) terminates as a result of termination of such employment by the Employee other than with “Good Reason” (as defined in the Employment Agreement) and other than by reason of retirement with the approval of the Board, any portion of the Option that is then unvested shall expire immediately.

(d)           In the event that the Optionee’s continuous employment by the Corporation (including Subsidiaries) terminates as a result of termination of such employment by the Corporation  for “Cause” (as defined in the Employment Agreement), each Option (vested or unvested) then outstanding shall expire immediately.

(e)           In the event that following the occurrence of a Change in Control (as defined in the Plan as in effect on the effective date of the Employment Agreement) and before the second anniversary of such occurrence, Optionee’s continuous employment by the Corporation (including Subsidiaries) is terminated (1) by the Corporation without “Cause” (as defined in the Employment Agreement), (2) by the Grantee with “Good Reason” (as defined in the Employment Agreement) or (3) by reason of retirement of the Optionee with the approval of the Board, any portion of the Option that is then unvested shall vest immediately.

Subject to the limitations described in the foregoing provisions of this Section 7, the Option may be exercised, to the extent vested, at any time within ten (10) years from the Grant Date; provided that, if the Optionee’s employment terminates as described above in Section 7(c), the Option may be exercised, to the extent then vested, at any time within ninety (90) days from the date of termination (provided that in no event may the Option be exercised more than ten (10) years from the Grant Date), after which time the Option shall expire.  The Committee may make such provision as it deems appropriate if the Optionee is on approved leave of absence from employment by the Corporation (including its Subsidiaries).

Section 8.  Notices.  Except as otherwise provided in this Agreement, any notice to be given to the Corporation under this Agreement shall be addressed to the Executive Compensation and Benefits Department—Stock Option (PB04A), Duke Energy Corporation at P.O. Box 1244, Charlotte, North Carolina 28201-1244, and any notice to be given to the Optionee under this Agreement shall be addressed to the Optionee at the address for the Optionee obtained from the records of the Corporation’s Executive Compensation and Benefits Department; provided, however, that either party may substitute a different address by notice in writing to the other.  Except as otherwise provided in this Agreement, any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope addressed as aforesaid and deposited, postage prepaid, in a post office or branch post office regularly maintained by the United States Government.

Section 9.  No Employment Rights.  Nothing in the Plan or this Agreement shall confer upon the Optionee the right to continue in the employment or the service of the Company or any Subsidiary, or affect the right of the Corporation or any Subsidiary to terminate the employment or service of the Optionee at any time for any, or no, reason.

Section 10.  Successors and Assigns.  This Agreement shall bind and inure to the benefit of, and be enforceable by, the Corporation, and its successors and assigns, and the Optionee, and the Optionee’s successors and assigns expressly permitted by Section 5.

Section 11.  Optionee Obligations under Employment Agreement and Violations Thereof.  In accepting the Option, Optionee acknowledges that this Option is subject to Optionee’s obligations under the confidentiality, noncompetition and nonsolicitation provisions set forth in Section 9 of the Employment Agreement.  The Optionee agrees that, in the event he violates the confidentiality, noncompetition or nonsolicitation provisions set forth in Section 9 of the Employment Agreement, (1) any Options then outstanding shall expire immediately and (2) if such violation is after the termination of his employment, he will be obligated to repay to the

Corporation the amount of any gains realized by the Optionee upon the exercise of Options (measured by the difference between the aggregate fair market value on the date of exercise of shares underlying the Option and the aggregate exercise price of the Option) within the one-year period prior to the first date of the violation, with such sum reduced by any amount previously repaid pursuant to this Section 11.  Such amount shall be paid to the Corporation in cash in a single sum within ten (10) business days after the first date of the violation, whether or not the Corporation has knowledge of the violation or has made a demand for payment. Any such payment made following such date shall bear interest at a rate equal to the prime lending rate of Citibank, N.A. (as periodically set) plus 1%.

Section 12.  Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware applicable to transactions that take place entirely within the State of Delaware and, where applicable, the laws of the United States.

Section 13.  Determinations.  Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan, the Certificate or this Agreement.

Section 14.  Conflicts with Plan, Correction of Errors, Section 409A and Optionee’s Consent.  In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling.  In addition, in the event that any provision of this Agreement and/or Plan conflicts in any way with a provision of the Employment Agreement, the Employment Agreement provision shall be controlling and the applicable provision of this Agreement and/or Plan shall be without force and effect to the extent necessary to cause such Employment Agreement provision to be controlling, except to the extent such treatment would constitute a material modification of the Plan requiring stockholder approval.  In the event that, due to administrative error, this Agreement does not accurately reflect an Award properly granted to the Grantee pursuant to the Plan and the Employment Agreement, the Corporation, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code and that this Award not result in unfavorable tax consequences to the Optionee under Section 409A of the Code.  This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code).  The Corporation and the Optionee agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Corporation shall not be required to assume any increased economic burden.

By their execution of this Agreement, the Corporation and Optionee enter into this Agreement and agree to be bound by its provisions.

IN WITNESS OF its agreement to be bound by the provisions of this Agreement, DUKE ENERGY CORPORATION has caused this Agreement to be signed on its behalf by its duly authorized officer effective this            day of                           in duplicate.

ATTEST	DUKE ENERGY CORPORATION

By:	By:
James H. Hance, Jr.
Its: Corporate Secretary	Its: Chairman, Compensation Committee

IN WITNESS OF Optionee’s acceptance of THE OPTION and Optionee’s agreement to be bound by the provisions of this Agreement (including, but not limited to, Section 11 hereof) and the Plan, Optionee has signed this Agreement effective this                                          .

James E. Rogers